Exhibit 12-A-1
                                                        Page 1 of 2



                JERSEY CENTRAL POWER & LIGHT COMPANY
         STATEMENTS SHOWING COMPUTATION OF RATIO OF EARNINGS
                      TO COMBINED FIXED CHARGES
     AND PREFERRED STOCK DIVIDENDS BASED ON SEC REGULATION S-K,
                              ITEM 503
                           (In Thousands)



                                             (Unaudited)
                                              March 31,
                                                 1995

 OPERATING REVENUES                          $1 933 549

 OPERATING EXPENSES                           1 626 737
     Interest portion of rentals (A)             10 713
       Net expense                            1 616 024

 OTHER INCOME:
     Allowance for funds used during
       construction                               4 733
     Other income, net                           10 179
       Total other income                        14 912

 EARNINGS AVAILABLE FOR FIXED
   CHARGES AND PREFERRED STOCK
   DIVIDENDS (excluding taxes
   based on income)                          $  332 437

 FIXED CHARGES:
     Interest on funded indebtedness         $   92 261
     Other interest                              11 406
     Interest portion of rentals (A)             10 713
        Total fixed charges                  $  114 380

 RATIO OF EARNINGS TO FIXED CHARGES                 2.91

 Preferred stock dividend requirement             14 795
 Ratio of income before provision
   for income taxes to net income (B)             149.4%
 Preferred stock dividend requirement
   on a pretax basis                             22 104
 Fixed charges, as above                        114 380
        Total fixed charges and preferred
          stock dividends                    $  136 484

 RATIO OF EARNINGS TO COMBINED FIXED
   CHARGES AND PREFERRED STOCK
   DIVIDENDS                                        2.44
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                                                     Exhibit 12-A-1
                                                        Page 2 of 2





                JERSEY CENTRAL POWER & LIGHT COMPANY
         STATEMENTS SHOWING COMPUTATION OF RATIO OF EARNINGS
                      TO COMBINED FIXED CHARGES
     AND PREFERRED STOCK DIVIDENDS BASED ON SEC REGULATION S-K,
                              ITEM 503
                           (In Thousands)






 NOTES:


 (A) The Company has included the equivalent of the interest portion of all rentals charged to income as fixed charges for this statement and has excluded such components from Operating Expenses.

 (B) Represents income before provision for income taxes divided by income before cumulative effect of accounting change as follows:



                                         March 31,
                                           1995

      Income before provisions
      for income taxes                   $218 057

      Income before cumulative
      effect of accounting
      changes                             145 955
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